EXHIBIT 99.1

Sunrise Telecom Names Paul Marshall Acting Chief Financial Officer
and Reaffirms Third Quarter Guidance

San Jose, Calif.—(BUSINESS WIRE)— September 26, 2002— Sunrise Telecom Incorporated (Nasdaq: SRTI), a leading provider of service verification equipment for telecommunications, Cable TV, and Internet networks, announced today that Paul Marshall has been named Acting Chief Financial Officer, replacing Peter Eidelman who resigned to pursue other opportunities. Sunrise also announced that third quarter revenues are expected to be within previously released guidance of at or slightly below second quarter results.

Mr. Marshall was Chief Financial Officer for the company from its founding in 1991 through 1999 when he became Chief Operating Officer and Mr. Eidelman was named Chief Financial Officer. Marshall is a telecom industry veteran, with an MBA from Harvard Business School and a BS in Mechanical Engineering from the University of California, Davis. “In this time of telecom industry retrenchment, we are pleased to tap Paul Marshall’s experience,” said Paul Chang, Chief Executive Officer. “We thank Peter for the diligent and talented efforts he gave us.”

About Sunrise Telecom Incorporated

Sunrise Telecom manufactures and markets service verification equipment to pre-qualify, verify, and diagnose telecommunications, cable TV, and Internet networks. For more information, visit the company’s website at www.sunrisetelecom.com.

Except for specific historical information, the matters discussed in this press release may contain forward-looking statements, including, but not limited to, earnings and sales projections, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such factors include: our dependence on a limited number of major customers; delays in product development and delivery schedules; deferred or lost sales resulting from our lengthy sales cycle; increased competitive pressures; rapid technological change within the telecommunications industry; our dependence on limited source suppliers; special risks associated with international operations; as well as the risk factors listed from time to time in our SEC reports, including but not limited to our Form 10-K for the year ended December 31, 2001, Form 10-Q for the period ended June 30, 2002, and other SEC filings, copies of which are available from our Investor Relations Department. We assume no obligation to update the forward-looking statements included in this press release.

Contact: Sunrise Telecom, Paul Marshall, 408-363-8000, pmarshall@sunrisetelecom.com